SUBJECT TO COMPLETION OR AMENDMENT, DATED MAY 23, 2005

PRICING SUPPLEMENT                                PRICING SUPPLEMENT NO. 213 TO
(TO PROSPECTUS DATED SEPTEMBER 17, 2003    REGISTRATION STATEMENT NO. 333-89136
AND PROSPECTUS SUPPLEMENT                                   DATED JUNE   , 2005
DATED SEPTEMBER 18, 2003)                                         RULE 424(b)(3)

                                [ABN AMRO LOGO]
                                    $______
                               ABN AMRO BANK N.V.
                          MEDIUM-TERM NOTES, SERIES A
                            SENIOR FIXED RATE NOTES
                    FULLY AND UNCONDITIONALLY GUARANTEED BY
                             ABN AMRO HOLDING N.V.
                                --------------
           9.25% REVERSE EXCHANGEABLE(SM) Securities due June 8, 2006
                   LINKED TO COMMON STOCK OF MBNA CORPORATION


The Securities do not guarantee any return of principal at maturity. Instead, if the closing price of the shares of common stock of MBNA Corporation, which we refer to as the Underlying Shares, is below a certain level on the third trading day prior to the maturity date, which we refer to as the determination date, we will exchange each Security for a predetermined number of Underlying Shares. THE MARKET VALUE OF THOSE SHARES WILL BE LESS THAN THE PRINCIPAL AMOUNT OF EACH SECURITY AND COULD BE ZERO.

SECURITIES            9.25% Reverse Exchangeable Securities due June 8, 2006.

PRINCIPAL AMOUNT      $_____

UNDERLYING SHARES     Common stock, $0.01 par value per share, of MBNA
                      Corporation

INTEREST RATE         9.25% per annum, payable semi-annually in arrears on
                      December 8, 2005 and June 8, 2006.

ISSUE PRICE           100%

PROPOSED ORIGINAL     June 8, 2005
ISSUE DATE
(SETTLEMENT DATE)

MATURITY DATE         June 8, 2006

INITIAL PRICE         $           (the closing price per Underlying Share on
                      June , 2005, the date we priced the Securities, subject to adjustment for certain corporate events affecting the Underlying Shares, which we describe in "Description of Securities -- Adjustment Events").

STOCK REDEMPTION                 Underlying Shares for each $1,000 principal
AMOUNT amount of the Securities, which is equal to $1,000 divided by the initial price.

DETERMINATION DATE    The third trading day prior to the maturity date, subject
                      to adjustment in certain circumstances which we describe in "Description of the Securities -- Determination Date".

PAYMENT AT            The payment at maturity is based on the closing price of
MATURITY              the Underlying Shares on the determination date.

                      o If the closing price per Underlying Share on the determination date is at or above the initial price, we will pay the principal amount of each Security in cash.

                      o If the closing price per Underlying Share on the determination date is below the initial price, we will deliver to you, in exchange for each $1,000 principal amount of the Securities, a number of Underlying Shares equal to the stock redemption amount.

                      o    You will receive cash in lieu of fractional shares.

GUARANTEE             The Securities will be fully and unconditionally
                      guaranteed by ABN AMRO Holding N.V.

DENOMINATIONS         The Securities may be purchased in denominations of
                      $1,000 and integral multiples thereof.

NO AFFILIATION        MBNA Corporation, which we refer to as MBNA, is not an
WITH MBNA             affiliate of ours and is not involved with this offering
CORPORATION           in any way. The obligations represented by the Securities
                      are our obligations, not those of MBNA. Investing in the Securities is not equivalent to investing in MBNA common stock.

LISTING We do not intend to list the Securities on any securities exchange.


THE SECURITIES ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER FEDERAL AGENCY.

THE SECURITIES INVOLVE RISKS NOT ASSOCIATED WITH AN INVESTMENT IN CONVENTIONAL DEBT SECURITIES. SEE "RISK FACTORS" BEGINNING ON PS-7.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these Securities, or determined if this Pricing Supplement or the accompanying Prospectus or Prospectus Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

THE AGENTS ARE NOT OBLIGATED TO PURCHASE THE SECURITIES BUT HAVE AGREED TO USE REASONABLE EFFORTS TO SOLICIT OFFERS TO PURCHASE THE SECURITIES. TO THE EXTENT THE TOTAL AGGREGATE PRINCIPAL AMOUNT OF THE SECURITIES BEING OFFERED BY THIS PRICING SUPPLEMENT IS NOT PURCHASED BY INVESTORS IN THE OFFERING, ONE OR MORE OF OUR AFFILIATES HAS AGREED TO PURCHASE THE UNSOLD PORTION, WHICH SHALL NOT EXCEED APPROXIMATELY 10% OF THE TOTAL AGGREGATE PRINCIPAL AMOUNT OF THE SECURITIES, AND TO HOLD SUCH SECURITIES FOR INVESTMENT FOR A PERIOD OF AT LEAST 30 DAYS. SEE "HOLDING OF THE SECURITIES BY OUR AFFILIATES AND FUTURE SALES" UNDER THE HEADING "RISK FACTORS" AND "PLAN OF DISTRIBUTION."

This Pricing Supplement and the accompanying Prospectus Supplement and Prospectus may be used by our affiliates in connection with offers and sales of the Securities in market-making transactions.

                           PRICE $1,000 PER SECURITY
                       ABN AMRO FINANCIAL SERVICES, INC.
                             ABN AMRO INCORPORATED
JUNE   , 2005

     The Securities may not be offered, transferred or sold as part of their initial distribution, or at any time thereafter, to or for the benefit of any person (including legal entities) established, domiciled, incorporated or resident in The Netherlands.

     The Securities are securities (EFFECTEN) within the meaning of article 1 of The Netherlands' Securities Market Supervision Act 1995 (WET TOEZICHT EFFECTENVERKEER 1995). The Securities may be offered in certain countries excluding The Netherlands. Any offer of these Securities, any announcements thereof and all offer notices, publications, advertisements and other documents in which an offer of the Securities is made, or a forthcoming offer is announced, will comply with all applicable laws and regulations of the jurisdiction in which such an offer is made from time to time. A statement to the effect that the offering of the Securities will comply with all applicable rules in the countries in which such offering takes place will be submitted to the Netherlands Authority for the Financial Markets (AUTORITEIT FINANCIELE MARKTEN) pursuant to article 3, paragraph 2 of the Exemption Regulation pursuant to The Netherlands' Securities Market Supervision Act, before any Securities are offered.

     These restrictions shall cease to apply from the date on which the Netherlands Authority for the Financial Markets (AUTORITEIT FINANCIELE MARKTEN) shall have granted a dispensation on the offering of the Securities pursuant to this Pricing Supplement and the accompanying Prospectus Supplement and the Prospectus.

     In this Pricing Supplement, the "Bank," "we," "us" and "our" refer to ABN AMRO Bank N.V. and "Holding" refers to ABN AMRO Holding N.V., our parent company. We refer to the Securities offered hereby and the related guarantees as the "Securities."

     Reverse Exchangeable(SM) is an exclusive service mark of ABN AMRO Bank
N.V.

                                    SUMMARY

     THE FOLLOWING SUMMARY ANSWERS SOME QUESTIONS THAT YOU MIGHT HAVE REGARDING THE SECURITIES IN GENERAL TERMS ONLY. IT DOES NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION THAT IS CONTAINED IN THE REST OF THIS PRICING SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS AND PROSPECTUS SUPPLEMENT. YOU SHOULD CAREFULLY CONSIDER, AMONG OTHER THINGS, THE MATTERS SET FORTH IN "RISK FACTORS". IN ADDITION, WE URGE YOU TO CONSULT WITH YOUR INVESTMENT, LEGAL, ACCOUNTING, TAX AND OTHER ADVISORS WITH RESPECT TO ANY INVESTMENT IN THE SECURITIES.

WHAT ARE THE SECURITIES?

     The Securities are interest paying, non-principal protected securities issued by us, ABN AMRO Bank N.V., and are fully and unconditionally guaranteed by our parent company, ABN AMRO Holding N.V. The Securities are medium-term notes of ABN AMRO Bank N.V. and have a maturity of one year. These Securities combine certain features of debt and equity by offering a fixed interest rate on the principal amount while the payment at maturity is determined based on the performance of the Underlying Shares. Therefore your principal is at risk.

WHY IS THE INTEREST RATE ON THE SECURITIES HIGHER THAN THE INTEREST RATE PAYABLE ON YOUR CONVENTIONAL DEBT SECURITIES WITH THE SAME MATURITY?

     The Securities offer a higher interest rate than the yield that would be payable on a conventional debt security with the same maturity issued by us or an issuer with a comparable credit rating. This is because you, the investor in the Securities, indirectly sell a put option to us on the Underlying Shares. The premium due to you for this put option is combined with a market interest rate on our senior debt to produce the higher interest rate on the Securities.

WHAT ARE THE CONSEQUENCES OF THE INDIRECT PUT OPTION THAT I HAVE SOLD YOU?

     The put option you indirectly sell to us creates the feature of exchangeability. If on the determination date, the closing price per Underlying Share is equal to or greater than the strike price of the put, which we call the initial price, you will receive $1,000 for each $1,000 principal amount of the Securities. If the closing price per Underlying Share on the determination date is less than the initial price, you will receive a fixed number of Underlying Shares, which we call the stock redemption amount. As a result of these features, we call the Securities "reverse exchangeable securities".

WHAT WILL I RECEIVE AT MATURITY OF THE SECURITIES?

     The payment at maturity of the Securities will be based on the closing price of the Underlying Shares on the determination date, which is the third trading day prior to maturity, subject to adjustment in certain circumstances.

o If the closing price per Underlying Share on the determination date is at or above the initial price, we will pay the principal amount of each Security in cash.

o If the closing price per Underlying Share on the determination date is below the initial price, we will deliver to you, in exchange for each $1,000 principal amount of the Securities, the stock redemption amount.

HOW IS THE STOCK REDEMPTION AMOUNT CALCULATED?

     The stock redemption amount for each $1,000 principal amount of the Securities is equal to $1,000 divided by the initial price. The value of any fractional shares you are entitled to receive, after aggregating your total holdings of the Securities, will be paid in cash based on the closing price of the Underlying Shares on the determination date.

WHAT INTEREST PAYMENTS CAN I EXPECT ON THE SECURITIES?

     The Securities pay interest at a rate of 9.25% per annum. The interest rate is fixed at issue and is payable semi-annually in arrears. This means that irrespective of whether the Securities are redeemed at maturity for cash or the stock redemption amount, you will be entitled to semi-annual interest payments on the full principal amount of the Securities you hold, payable in cash.

CAN YOU GIVE ME AN EXAMPLE OF THE PAYMENT AT MATURITY?

     If, for example, the initial price of the Underlying Shares were $20.85, then the stock redemption amount would be 47.962 Underlying Shares, or

$1,000 divided by $20.85. If the closing price of the Underlying Shares on the determination date is $30.00 per share at maturity, you will receive $1,000 in cash for each $1,000 principal amount of the Securities. In addition, over the life of the Securities you would have received interest payments at a rate of 9.25% per annum. If the closing price of the Underlying Shares on the determination date is $15.00 per share at maturity, you would receive 47.962 Underlying Shares for each $1,000 principal amount of the Securities (in actuality, because we cannot deliver fractions of a share per each Security, you would receive on the maturity date for each $1,000 principal amount of the Securities 47 Underlying Shares plus $14.43 in cash in lieu of 0.962 fractional shares, determined by multiplying 0.962 by $15.00, the closing price per Underlying Share on the determination date). In addition over the life of the Securities you would have received interest payments at a rate of 9.25% per annum. The market value of those Underlying Shares (including cash paid in lieu of fractional shares) which we will deliver to you on the maturity date for each $1,000 principal amount of the Securities would be $719.43, which is less than the principal amount of $1,000 and you would have lost a portion of your initial investment.

     As explained above, the value of any fractional shares you are entitled to receive after aggregating your total holdings of the Securities will be paid in cash. Accordingly, in the example above, if at maturity you hold 100 Securities in the total principal amount of $100,000, your payout on the maturity date would consist of 4,700 Underlying Shares plus a total of $1,443.00 in cash in lieu of fractional shares.

     THIS EXAMPLE IS FOR ILLUSTRATIVE PURPOSES ONLY. WE WILL SET THE INITIAL PRICE (SUBJECT TO ADJUSTMENT FOR CERTAIN CORPORATE EVENTS AFFECTING THE UNDERLYING SHARES) ON THE DATE WE PRICE THE SECURITIES. IT IS NOT POSSIBLE, HOWEVER, TO PREDICT THE MARKET PRICE OF THE UNDERLYING SHARES ON THE DETERMINATION DATE.

     In this Pricing Supplement, we have provided under the heading "Hypothetical Sensitivity Analysis of Total Return of the Securities at Maturity" the total return of owning the Securities through maturity for various closing prices of the Underlying Shares on the determination date.

DO I GET ALL MY PRINCIPAL BACK AT MATURITY?

     You are not guaranteed to receive any return of principal at maturity. If the Underlying Shares close below the initial price on the determination date, we will deliver to you Underlying Shares. The market value of the Underlying Shares at the time you receive those shares will be less than the principal amount of the Securities and could be zero.

IS THERE A LIMIT TO HOW MUCH I CAN EARN OVER THE LIFE OF THE SECURITIES?

     Yes. The amount payable under the terms of the Securities will never exceed the principal amount of the Securities payable at maturity plus interest payments you earn over the life of the Securities.

DO I BENEFIT FROM ANY APPRECIATION IN THE UNDERLYING SHARES OVER THE LIFE OF THE SECURITIES?

     No. The amount paid at maturity for each $1,000 principal amount of the Securities will not exceed $1,000. If the closing price of the Underlying Shares on the determination date is equal to or exceeds the initial price, you will not receive the Underlying Shares or any other asset equal to the value of the Underlying Shares. Instead, you will receive the principal amount of the Securities. As a result, if the Underlying Shares have appreciated above their closing price level on June , 2005, the payment you receive at maturity will not reflect that appreciation. UNDER NO CIRCUMSTANCES WILL YOU RECEIVE A PAYMENT AT MATURITY GREATER THAN THE PRINCIPAL AMOUNT OF THE SECURITIES THAT YOU HOLD AT THAT TIME.

WHAT IS THE MINIMUM REQUIRED PURCHASE?

     You can purchase Securities in $1,000 denominations or in integral multiples thereof.

IS THERE A SECONDARY MARKET FOR THE SECURITIES?

     We do not intend to list the Securities on any securities exchange. Accordingly, there may be little or no secondary market for the Securities and, as such, information regarding independent market pricing for the Securities may be limited. You should be willing to hold your Securities until the maturity date.

     Although they are not required to do so, we have been informed by our affiliates that when this offering is complete, they intend to make purchases and sales of the Securities from time to time in off-exchange transactions. If our affiliates do make such a market in the Securities, they may stop doing so at any time.

     In connection with any secondary market activity in the Securities, our affiliates may post indicative prices for the Securities on a designated website or via Bloomberg. However, our affiliates are not required to post such indicative prices and may stop doing so at any time. INVESTORS ARE ADVISED THAT ANY PRICES SHOWN ON ANY WEBSITE OR BLOOMBERG PAGE ARE INDICATIVE PRICES ONLY AND, AS SUCH, THERE CAN BE NO ASSURANCE THAT ANY TRADE COULD BE EXECUTED AT SUCH PRICES. Investors should contact their brokerage firm for further information.

     In addition, the issue price of the Securities includes the selling agents' commissions paid with respect to the Securities and the cost of hedging our obligations under the Securities. The cost of hedging includes the profit component that our affiliates have charged in consideration for assuming the risks inherent in managing the hedging the transactions. The fact that the issue price of the Securities includes these commissions and hedging costs is expected to adversely affect the secondary market prices of the Securities. See "Risk Factors--The Inclusion of Commissions and Cost of Hedging in the Issue Price is Likely to Adversely Affect Secondary Market Prices" and "Use of Proceeds."

TELL ME MORE ABOUT ABN AMRO BANK N.V. AND ABN AMRO HOLDING N.V.

     ABN AMRO Bank N.V. is a prominent international banking group offering a wide range of banking products and financial services on a global basis through our network of 3,870 offices and branches in 58 countries and territories as of year-end 2004. We are one of the largest banking groups in the world, with total consolidated assets of EUR 608.6 billion at December 31, 2004. We are the largest banking group in the Netherlands and we have a substantial presence in Brazil and the Midwestern United States, our three "home markets". We are one of the largest foreign banking groups in the United States, based on total assets held as of December 31, 2004. We are listed on Euronext and the New York Stock Exchange among others.

     We implement our strategy through a number of global (Strategic) Business Units, each of which is responsible for managing a distinct client or product segment. Our client-focused (Strategic) Business Units are: Consumer & Commercial Clients, Wholesale Clients, Private Clients, Asset Management and Transaction Banking Group. In addition, we have our internal Business Units:
Group Shared Services and Group Functions. Our (Strategic) Business Units are present in all countries and territories in which we operate with the largest presence in our home markets.

     ABN AMRO Holding N.V. is the parent company of ABN AMRO Bank N.V. Holding's main purpose is to own the Bank and its subsidiaries. All of the Securities issued by the Bank hereunder will be fully and unconditionally guaranteed by Holding.

WHERE CAN I FIND OUT MORE ABOUT MBNA?

     Because the Underlying Shares are registered under the Securities Exchange Act of 1934, as amended, MBNA is required periodically to file certain financial and other information specified by the Commission which is available to the public. You should read "Public Information Regarding the Underlying Shares" in this Pricing Supplement to learn how to obtain public information regarding the Underlying Shares and other important information. The historical intra-day high, low and closing prices of the Underlying Shares since 2002 are set forth under the heading "Public Information Regarding the Underlying Shares" in this Pricing Supplement.

WHO WILL DETERMINE THE CLOSING PRICE PER UNDERLYING SHARE ON THE DETERMINATION DATE?

     We have appointed ABN AMRO Incorporated, which we refer to as AAI, to act as calculation agent for JPMBNA Chase Bank, the trustee for the Securities. As calculation agent, AAI will determine the closing price of the Underlying Shares on the determination date and the stock redemption amount. The calculation agent may adjust the initial price of the Underlying Shares which we describe in the section called "Description of Securities -- Adjustment Events."

WHO INVESTS IN THE SECURITIES?

     The Securities are not suitable for all investors. The Securities might be considered by investors who:

o seek a higher interest rate than the current dividend yield on the Underlying Shares or the yield on a conventional debt security with the same maturity issued by us or an issuer with a comparable credit rating;

o are willing to accept the risk of owning equity in general and the Underlying Shares in particular and the risk that they could lose their entire investment; and

o do not expect to participate in any appreciation in the price of the Underlying Shares and are willing to hold the Securities until maturity.

     You should carefully consider whether the Securities are suited to your particular circumstances before you decide to purchase them. In addition, we urge you to consult with your investment, legal, accounting, tax and other advisors with respect to any investment in the Securities.

WHAT ARE SOME OF THE RISKS IN OWNING THE SECURITIES?

     Investing in the Securities involves a number of risks. We have described the most significant risks relating to the Securities under the heading "Risk Factors" in this Pricing Supplement which you should read before making an investment in the Securities. Some selected risk considerations include:

o CREDIT RISK. Because you are purchasing a security from us, you are assuming our credit risk. In addition, because the Securities are fully and unconditionally guaranteed by Holding, you are assuming the credit risk of Holding in the event that we fail to make any payment or delivery required by the terms of the Securities.

o PRINCIPAL RISK. The Securities are not principal protected, which means there is no guaranteed return of principal. If the market price of the Underlying Shares on the determination date is less than the initial price, we will deliver to you a fixed number of Underlying Shares with a market value less than the principal amount of the Securities you hold, which value may be zero

o LIQUIDITY AND MARKET RISK. We do not intend to list the Securities on any securities exchange. Accordingly, there may be little or no secondary market for the Securities and information regarding independent market pricing for the Securities may be limited. The value of the Securities in the secondary market, if any, will be subject to many unpredictable factors, including then prevailing market conditions.

WHAT IF I HAVE MORE QUESTIONS?

     You should read the "Description of Securities" in this Pricing Supplement for a detailed description of the terms of the Securities. The Securities are senior notes issued as part of our Series A medium-term note program and guaranteed by Holding. The Securities offered by the Bank will constitute the Bank's unsecured and unsubordinated obligations and rank pari passu without any preference among them and with all our other present and future unsecured and unsubordinated obligations. The guarantee of Holding will constitute Holding's unsecured and unsubordinated obligations and rank pari passu without any preference among them and with all Holding's other present and future unsecured and unsubordinated obligations. You can find a general description of our Series A medium-term note program in the accompanying Prospectus Supplement. We also describe the basic features of this type of note in the sections called "Description of Notes" and "Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices".

     You may contact our principal executive offices at Gustav Mahlerlaan 10, 1082 PP Amsterdam, The Netherlands. Our telephone number is (31-20) 628-9393.

                                  RISK FACTORS

     The Securities are not secured debt and are riskier than ordinary debt securities. There is no guaranteed return of principal. Investing in the Securities is not the equivalent of investing directly in the Underlying Shares. This section describes the most significant risks relating to the Securities. YOU SHOULD CAREFULLY CONSIDER WHETHER THE SECURITIES ARE SUITED TO YOUR PARTICULAR CIRCUMSTANCES BEFORE YOU DECIDE TO PURCHASE THEM. IN ADDITION, WE URGE YOU TO CONSULT WITH YOUR INVESTMENT, LEGAL, ACCOUNTING, TAX AND OTHER ADVISORS WITH RESPECT TO ANY INVESTMENT IN THE SECURITIES.

THE SECURITIES ARE NOT ORDINARY SENIOR NOTES; THERE IS NO GUARANTEED RETURN OF PRINCIPAL

     The Securities combine limited features of debt and equity. The terms of the Securities differ from those of ordinary debt securities in that we will not pay you a fixed amount at maturity if the market price of the Underlying Shares on the determination date is less than the initial price. In such an event, we will exchange each Security for a number of Underlying Shares equal to $1,000 divided by the initial price as determined by the calculation agent. If, therefore, the market price of the Underlying Shares on the determination date is less than the initial price, we will deliver to you a number of Underlying Shares with a market value less than the principal amount of the Securities and which may be zero. You cannot predict the future performance of the Underlying Shares based on its historical performance. ACCORDINGLY, YOU COULD LOSE SOME OR ALL OF THE AMOUNT YOU INVEST IN THE SECURITIES.

THE SECURITIES WILL NOT PAY MORE THAN THE STATED PRINCIPAL AMOUNT AT MATURITY

     The amount paid at maturity of the Securities in cash or Underlying Shares will not exceed the principal amount of the Securities. If the market price of the Underlying Shares on the determination date is equal to or exceeds the initial price, you will not receive Underlying Shares or any other asset equal to the value of the Underlying Shares. Instead, you will receive the principal amount of the Securities. As a result, if the Underlying Shares have appreciated above their closing price level on June , 2005, the payment you receive at maturity will not reflect that appreciation. UNDER NO CIRCUMSTANCES WILL YOU RECEIVE A PAYMENT AT MATURITY GREATER THAN THE PRINCIPAL AMOUNT OF THE SECURITIES THAT YOU HOLD AT THAT TIME.

WE DO NOT INTEND TO LIST THE SECURITIES ON ANY SECURITIES EXCHANGE; SECONDARY TRADING MAY BE LIMITED

     You should be willing to hold your Securities until the maturity date. We do not intend to list the Securities on any securities exchange; accordingly, there may be little or no secondary market for the Securities and information regarding independent market pricing for the Securities may be limited. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Upon completion of the offering, our affiliates have informed us that they intend to purchase and sell the Securities from time to time in off-exchange transactions, but they are not required to do so. If our affiliates do make such a market in the Securities, they may stop doing so at any time. In addition, to the extent the total principal amount of the Securities being offered is not purchased by investors in the offering, one or more of our affiliates has agreed to purchase the unsold portion for its own investment. Such affiliate or affiliates intend to hold the Securities for investment for at least 30 days, which may affect the supply of Securities available for secondary trading and therefore adversely effect the price of the Securities in any secondary trading.

MARKET PRICE OF THE SECURITIES INFLUENCED BY MANY UNPREDICTABLE FACTORS

     The value of the Securities may move up and down between the date you purchase them and the determination date when the calculation agent determines the amount to be paid to the holders of the Securities on the maturity date.

     Several factors, many of which are beyond our control, will influence the value of the Securities, including:

     o    the market price of the Underlying Shares;

     o the volatility (frequency and magnitude of changes) in the price of the Underlying Shares;

     o the dividend rate on the Underlying Shares. While dividend payments on the Underlying Shares, if any, are not paid to holders of the Securities, such payments may have an influence on the market price of the Underlying Shares and therefore on the Securities;

     o    interest and yield rates in the market;

     o economic, financial, political and regulatory or judicial events that affect the stock markets generally and which may affect the market price of the Underlying Shares and/or the Securities;

     o    the time remaining to the maturity of the Securities; and

     o the creditworthiness of the Bank as issuer of the Securities and Holding as the guarantor of the Bank's obligations under the Securities. Any person who purchases the Securities is relying upon the creditworthiness of the Bank and Holding and has no rights against any other person. The Securities constitute the general, unsecured and unsubordinated contractual obligations of the Bank and Holding.

     Some or all of these factors will influence the price that you will receive if you sell your Securities in the secondary market, if any, prior to maturity. For example, you may have to sell your Securities at a substantial discount from the principal amount if at the time of sale the market price of the Underlying Shares is at, below, or not sufficiently above the initial price. See "Risk Factors--The Inclusion of Commissions and Cost of Hedging in the Issue Price is Likely to Adversely Affect Secondary Market Prices."

THE INCLUSION OF COMMISSIONS AND COST OF HEDGING IN THE ISSUE PRICE IS LIKELY TO ADVERSELY AFFECT SECONDARY MARKET PRICES

     Assuming no change in market conditions or any other relevant factors, the price, if any, at which the selling agents are willing to purchase Securities in secondary market transactions will likely be lower than the issue price, since the issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the Securities, as well as the profit component included in the cost of hedging our obligations under the Securities. In addition, any such prices may differ from values determined by pricing models used by the selling agents, as a result of dealer discounts, mark-ups or other transaction costs.

AN INCREASE IN THE VALUE OF THE UNDERLYING SHARES WILL NOT INCREASE THE RETURN ON YOUR INVESTMENT

     Owning the Securities is not the same as owning the Underlying Shares. Accordingly, the market value of your Securities may not have a direct relationship with the market price of the Underlying Shares, and changes in the market price of the Underlying Shares may not result in a comparable change in the market value of your Securities. If the price per Underlying Share increases above the initial price, the market value of the Securities may not increase. It is also possible for the price of the Underlying Shares to increase while the market price of the Securities declines.

POTENTIAL CONFLICTS OF INTEREST; NO SECURITY INTEREST IN THE UNDERLYING SHARES HELD BY US

     We and our affiliates may carry out hedging activities that minimize our risks related to the Securities, including trading in the Underlying Shares. In particular, on or prior to the date of this Pricing Supplement, we, through our affiliates, hedged our anticipated exposure in connection with the Securities by taking positions in the Underlying Shares, options contracts on Underlying Shares listed on major securities markets, and/or other instruments that we deemed appropriate in connection with such hedging. Such hedging is carried out in a manner designed to minimize any impact on the price of the Underlying Shares. Our purchase activity, however, could potentially have increased the initial price of the Underlying Shares, and therefore inadvertently increased the level below which we would be required to deliver to you at maturity Underlying Shares, which, in turn, would have a value less than the principal amount of your Securities.

     Through our affiliates, we are likely to modify our hedge position throughout the life of the Securities by purchasing and selling Underlying Shares, options contracts on Underlying Shares listed on major securities markets or positions in other securities or instruments that we may wish to use in connection with such hedging. Although we have no reason to believe that our hedging activity or other trading activities that we, or any of our affiliates, engage in or may engage in has had or will have a material impact on the price of the Underlying Shares, we cannot give any assurance that we have not or will not affect such price as a result of our hedging or trading activities and it is possible that we or one of more of our affiliates could receive substantial returns from these hedging activities while the value of the Securities may decline. We or one or more of our affiliates may also engage in trading the Underlying Shares and other investments relating to MBNA on a regular basis as part of our or its general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the price of the Underlying Shares and, therefore, the value of the Securities. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the value of the Underlying Shares. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely effect the value of the Securities. It is also possible that any advisory services that we or our affiliates provide in the course of any business with MBNA or its affiliates could lead to actions on the part of the issuer of the stock which might adversely affect the value of the Underlying Shares.

     The indenture governing the Securities does not contain any restrictions on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any portion of the Underlying Shares acquired by us or our affiliates. Neither we nor Holding nor any of our affiliates will pledge or otherwise hold Underlying Shares for the benefit of holders of the Securities in order to enable the holders to exchange their Securities for Underlying Shares under any circumstances. Consequently, in the event of a bankruptcy, insolvency or liquidation involving us or Holding, as the case may be, any Underlying Shares that we or Holding own will be subject to the claims of our creditors or Holding's creditors generally and will not be available specifically for the benefit of the holders of the Securities.

NO SHAREHOLDER RIGHTS IN THE UNDERLYING SHARES

     As a holder of the Securities, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of Underlying Shares would have.

     Because neither we nor Holding nor any of our affiliates are affiliated with MBNA, we have no ability to control or predict the actions of MBNA, including any corporate actions of the type that would require the calculation agent to adjust the initial price and consequently the stock redemption amount, and have no ability to control the public disclosure of these corporate actions or any other events or circumstances affecting MBNA. MBNA IS NOT INVOLVED IN THE OFFER OF THE SECURITIES IN ANY WAY AND HAS NO OBLIGATION TO CONSIDER YOUR INTEREST AS AN OWNER OF THE SECURITIES IN TAKING ANY CORPORATE ACTIONS THAT MIGHT AFFECT THE VALUE OF YOUR SECURITIES. NONE OF THE MONEY YOU PAY FOR THE SECURITIES WILL GO TO MBNA.

INFORMATION REGARDING MBNA

     Neither we nor Holding nor any of our affiliates assume any responsibility for the adequacy of the information about MBNA contained in this Pricing Supplement or in any of MBNA's publicly available filings. AS AN INVESTOR IN THE SECURITIES, YOU SHOULD MAKE YOUR OWN INVESTIGATION INTO MBNA. NEITHER WE NOR HOLDING NOR ANY OF OUR AFFILIATES HAVE ANY AFFILIATION WITH MBNA, AND ARE NOT RESPONSIBLE FOR MBNA'S PUBLIC DISCLOSURE OF INFORMATION, WHETHER CONTAINED IN SEC FILINGS OR OTHERWISE. We do not have any material non-public information about MBNA as of the date of this Pricing Supplement although we or our subsidiaries may currently or from time to time engage in business with MBNA, including extending loans to, or making equity investments in, or providing investment advisory services to, MBNA, including merger and acquisition advisory services.

LIMITED ANTIDILUTION PROTECTION

     AAI, as calculation agent, will adjust the initial price and consequently the stock redemption amount for certain events affecting the Underlying Shares, such as stock splits and corporate actions. The calculation agent is not required to make an adjustment for every corporate action which affects the Underlying Shares. For example, the calculation agent is not required to make any adjustments if MBNA or anyone else makes a partial tender or partial exchange offer for the Underlying Shares. IF AN EVENT OCCURS THAT DOES NOT REQUIRE THE CALCULATION AGENT TO ADJUST THE AMOUNT OF THE UNDERLYING SHARES PAYABLE AT MATURITY, THE MARKET PRICE OF THE SECURITIES MAY BE MATERIALLY AND ADVERSELY AFFECTED.

HOLDINGS OF THE SECURITIES BY OUR AFFILIATES AND FUTURE SALES

     Certain of our affiliates have agreed to purchase for investment any portion of the Securities that has not been purchased by investors in this offering, which they intend to hold for a period of at least 30 days. As a result, upon completion of this offering, our affiliates may own up to approximately 10% of the Securities. Circumstances may occur in which our interests or those of our affiliates could be in conflict with your interests.

     In addition, if a substantial portion of the Securities held by our affiliates were to be offered for sale in the secondary market, if any, following this offering, the market price of the Securities may fall. The negative effect of such sales on the price of the Securities could be more pronounced if secondary trading in the Securities is limited or illiquid.

POTENTIAL CONFLICTS OF INTEREST BETWEEN HOLDERS OF SECURITIES AND THE CALCULATION AGENT

     As calculation agent, AAI will calculate the payout to you at maturity of the Securities. AAI and other affiliates may carry out hedging activities related to the Securities, including trading in the Underlying Shares, as well as in other instruments related to the Underlying Shares. AAI and some of our other affiliates also trade the Underlying Shares on a regular basis as part of their general broker-dealer businesses. Any of these activities could influence AAI's determinations as calculation agent and any such trading activity could potentially affect the price of the Underlying Shares and, accordingly, could effect the payout on the Securities. AAI IS AN AFFILIATE OF ABN AMRO BANK N.V.

     In addition, the issue price of the Securities includes the agents' commissions and certain costs of hedging our obligations under the Securities. Our affiliates through which we hedge our obligations under the Securities expect to make a profit. Since hedging our obligations entails risk and may be influenced by market forces beyond our affiliates' control, such hedging may result in a profit that is more or less than initially projected.

TAX TREATMENT

     You should also consider the tax consequences of investing in the Securities. Significant aspects of the tax treatment of Securities are uncertain. We do not plan to request a ruling from the U.S. Internal Revenue Service (the "IRS") or from the Dutch authorities regarding the tax treatment of the Securities, and the IRS, the Dutch authorities or a court may not agree with the tax treatment described in this Pricing Supplement. Please read carefully the section entitled "Taxation" in this Pricing Supplement. You should consult your tax advisor about your own situation.

               HYPOTHETICAL SENSITIVITY ANALYSIS OF TOTAL RETURN
                         OF THE SECURITIES AT MATURITY

     The following table sets out the total return to maturity of a Security, based on various closing prices for the Underlying Shares on the determination date after giving effect to the assumptions outlined below. The information in the table is based on hypothetical market values for the Underlying Shares. We cannot predict the market price of the Underlying Shares on the determination date. THE ASSUMPTIONS EXPRESSED BELOW ARE FOR ILLUSTRATIVE PURPOSES ONLY AND THE RETURNS SET FORTH IN THE TABLE MAY OR MAY NOT BE THE ACTUAL RATES APPLICABLE TO A PURCHASER OF THE SECURITIES.

ASSUMPTIONS

Initial Price:                            $20.85 (indicative value only; the
                                             initial price will be set on the
                                             date we price the Securities; the
                                             closing price on May 18, 2005, was
                                             $20.85)

Annual Interest on the Securities:        9.25%

Term of the Securities:                   12 months

Exchange Factor:                          1.0 (we have assumed that no market
                                             disruption event occurs and the
                                             calculation agent does not need to
                                             adjust the exchange factor for any
                                             adjustment events during the term
                                             of the Securities)

------------------------------------------------------------------------
      ASSUMED                         TWO
       MBNA         VALUE OF      SEMI-ANNUAL        TOTAL RETURN(c)
    STOCK PRICE    PAYMENT AT      INTEREST     ------------------------
    AT MATURITY    MATURITY(a)    PAYMENTS(b)        $          %
------------------------------------------------------------------------
     +$20.85        $1,000.00       $92.50       $1,092.50      9.25%
      $20.85        $1,000.00       $92.50       $1,092.50      9.25%
      $20.33        $  975.07       $92.50       $1,067.57      6.76%
      $19.55        $  937.66       $92.50       $1,030.16      3.02%
      $18.92        $  907.44       $92.50       $  999.94     -0.01%
      $17.72        $  849.89       $92.50       $  942.39     -5.76%
      $16.68        $  800.01       $92.50       $  892.51    -10.75%
      $15.64        $  750.13       $92.50       $  842.63    -15.74%
      $12.51        $  600.00       $92.50       $  692.50    -30.75%
      $ 8.13        $  389.93       $92.50       $  482.43    -51.76%
      $ 3.91        $  187.53       $92.50       $  280.03    -72.00%
      $ 0.00        $    0.00       $92.50       $   92.50    -90.75%
------------------------------------------------------------------------

---------
(a) Based on the assumptions set forth above, if the price of the Underlying Shares on the determination date is $20.85 or more, the payment at maturity will be made in cash. If the price of the Underlying Shares on the determination date is less than $20.85, the payment at maturity will be made in Underlying Shares. We have also assumed that the closing price of the Underlying Shares will be the same on the maturity date as on the determination date.

(b) Interest on the Securities will be computed on the basis of a 360-day year of twelve 30-day months or, in the case of an incomplete month, the number of actual days elapsed. Accordingly, depending on the number of days in any semi-annual interest payment period, the coupon payable in such period and, consequently, the total interest payable over the life of the Securities, may be less than the amount reflected in this column.

(c) The total return presented is exclusive of any tax consequences of owning the Securities. You should consult your tax adviser regarding whether owning the Securities is appropriate for your tax situation. See the sections titled "Risk Factors" and "Taxation" in this Pricing Supplement.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     Holding is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, Holding files reports and other information with the Securities and Exchange Commission (the "Commission"). You may read and copy these documents at the Commission's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Northeast Regional Office, 233 Broadway, New York, New York 10279 and Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material can also be obtained from the Public Reference Room of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Please call the Commission at 1-800-732-0330 for further information about the Public Reference Room. The Commission also maintains an Internet website that contains reports and other information regarding Holding that are filed through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) System. This website can be accessed at http://www.sec.gov. You can find information Holding has filed with the Commission by reference to file number 1-14624.

     This Pricing Supplement is part of a registration statement that we and Holding filed with the Commission. This Pricing Supplement omits some information contained in the registration statement in accordance with Commission rules and regulations. You should review the information and exhibits in the registration statement for further information on us and Holding and the securities we and Holding are offering. Statements in this prospectus concerning any document we and Holding filed as an exhibit to the registration statement or that Holding otherwise filed with the Commission are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

     The Commission allows us to incorporate by reference much of the information that we and Holding file with them, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we and Holding incorporate by reference in this Pricing Supplement is considered to be part of this Pricing Supplement. Because we and Holding are incorporating by reference future filings with the Commission, this Pricing Supplement is continually updated and those future filings may modify or supersede some of the information included or incorporated in this Pricing Supplement. This means that you must look at all of the Commission filings that we and Holding incorporate by reference to determine if any of the statements in this Pricing Supplement or in any document previously incorporated by reference have been modified or superseded. This Pricing Supplement incorporates by reference the documents listed below, all subsequent Annual Reports on Form 20-F filed by Holding, and any future filings that we or Holding make with the Commission (including any Form 6-K's that we or Holding subsequently file with the Commission) under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, that are identified in such filing as being specifically incorporated by reference into Registration Statement No. 333-89136, of which this Pricing Supplement is a part, until we and Holding complete our offering of the Securities to be issued hereunder or, if later, the date on which any of our affiliates cease offering and selling these
Securities:

     (a) the Annual Report on Form 20-F of ABN AMRO Holding N.V. for the year ended December 31, 2004, filed on March 29, 2005; and

     (b) the Report on Form 6-K of ABN AMRO Holding N.V. filed with the Commission on March 30, 2005, containing (1) a press release entitled "ABN AMRO merges mortgage activities with Bouwfonds mortgage franchise", dated March 22, 2005, (2) a press release entitled "ABN AMRO reports 2004 IFRS results based on full implementation of IFRS: Net profit under IFRS 4.9% lower than under Dutch GAAP", dated March 30, 2005, and (3) a press release entitled "ABN~AMRO to offer EUR~25 per share in cash for Banca Antonveneta", dated March 30, 2005; and

     (c) the Report on Form 6-K of ABN AMRO Holding N.V. filed with the Commission on April 15, 2005, containing (1) a press release entitled "ABN AMRO receives approval from CONSOB for its cash offer for Banca Antonveneta", dated April 14, 2005, (2) a press release entitled "ABN AMRO announces preliminary first quarter results; net profit approximately EUR 890 mln", dated April 15, 2005; and

     (d) the Report on Form 6-K of ABN AMRO Holding N.V. filed with the Commission on April 28, 2005, containing (1) a press release entitled "ABN~AMRO reports first quarter 2005 results: Net operating profit up 16.1% compared with first quarter 2004", dated April 27, 2005, (2) Consolidated Ratio of Earnings to Fixed Charges

Calculated under IFRS for Three Months Period Ended March 31, 2005, (3) a press release entitled "BNP Paribas Private Bank to acquire Nachenius, Tjeenk & Co. N.V. from ABN AMRO", dated April 19, 2005, and (4) a press release entitled "ABN AMRO: Bank of Italy approves increase stake in Banca Antonveneta to 20%", dated April 19, 2005.5.

     You may request, at no cost to you, a copy of these documents (other than exhibits not specifically incorporated by reference) by writing or telephoning us at: ABN AMRO Bank N.V., ABN AMRO Investor Relations Department, Hoogoorddreef 66-68, P.O. Box 283, 1101 BE Amsterdam, The Netherlands (Telephone: (31-20) 628 3842).

               PUBLIC INFORMATION REGARDING THE UNDERLYING SHARES

     According to publicly available documents, MBNA is a leading independent credit card lender in the world and a recognized leader in affinity marketing, is an international financial services company providing lending, deposit, and credit insurance products and services to its customers.

     The Underlying Shares are registered under the Exchange Act. Companies with securities registered under the Exchange Act are required periodically to file certain financial and other information specified by the Commission. Information provided to or filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 or at its Regional Office located at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661, and 233 Broadway, New York, New York 10279, and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling 1-800-732-0330. In addition, information provided to or filed with the Commission electronically can be accessed through a website maintained by the Commission. The address of the Commission's website is http://www.sec.gov. Information provided to or filed with the Commission by MBNA pursuant to the Exchange Act can be located by reference to Commission file number 001-10683. In addition, information regarding MBNA may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such reports.

     In addition, information regarding MBNA may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such reports.

     THIS PRICING SUPPLEMENT RELATES ONLY TO THE SECURITIES OFFERED HEREBY AND DOES NOT RELATE TO THE UNDERLYING SHARES OR OTHER SECURITIES OF MBNA. WE HAVE DERIVED ALL DISCLOSURES CONTAINED IN THIS PRICING SUPPLEMENT REGARDING MBNA FROM THE PUBLICLY AVAILABLE DOCUMENTS DESCRIBED IN THE PRECEDING PARAGRAPH. NEITHER WE NOR HOLDING NOR THE AGENTS HAVE PARTICIPATED IN THE PREPARATION OF SUCH DOCUMENTS OR MADE ANY DUE DILIGENCE INQUIRY WITH RESPECT TO MBNA IN CONNECTION WITH THE OFFERING OF THE SECURITIES. NEITHER WE NOR HOLDING NOR THE AGENTS MAKE ANY REPRESENTATION THAT SUCH PUBLICLY AVAILABLE DOCUMENTS OR ANY OTHER PUBLICLY AVAILABLE INFORMATION REGARDING MBNA ARE ACCURATE OR COMPLETE. FURTHERMORE, NEITHER WE NOR HOLDING CAN GIVE ANY ASSURANCE THAT ALL EVENTS OCCURRING PRIOR TO THE DATE HEREOF (INCLUDING EVENTS THAT WOULD AFFECT THE ACCURACY OR COMPLETENESS OF THE PUBLICLY AVAILABLE DOCUMENTS DESCRIBED IN THE PRECEDING PARAGRAPH) THAT WOULD AFFECT THE TRADING PRICE OF THE UNDERLYING SHARES (AND THEREFORE THE INITIAL PRICE AND THE STOCK REDEMPTION AMOUNT) HAVE BEEN PUBLICLY DISCLOSED. SUBSEQUENT DISCLOSURE OF ANY SUCH EVENTS OR THE DISCLOSURE OF OR FAILURE TO DISCLOSE MATERIAL FUTURE EVENTS CONCERNING MBNA COULD AFFECT THE VALUE YOU WILL RECEIVE ON THE MATURITY DATE WITH RESPECT TO THE SECURITIES AND THEREFORE THE TRADING PRICES OF THE SECURITIES. NEITHER WE NOR HOLDING NOR ANY OF OUR AFFILIATES HAVE ANY OBLIGATION TO DISCLOSE ANY INFORMATION ABOUT MBNA AFTER THE DATE OF THIS PRICING SUPPLEMENT.

     NEITHER WE NOR HOLDING NOR ANY OF OUR AFFILIATES MAKES ANY REPRESENTATION TO YOU AS TO THE PERFORMANCE OF THE UNDERLYING SHARES.

     We and/or our affiliates may presently or from time to time engage in business with MBNA, including extending loans to, or making equity investments in, or providing advisory services to, MBNA, including merger and acquisition advisory services. In the course of such business, we and/or our affiliates may acquire non-public information with respect to MBNA and, in addition, one or more of our affiliates may publish research reports with respect to MBNA. The statement in the preceding sentence is not intended to affect the rights of holders of the Securities under the securities laws. AS A PROSPECTIVE PURCHASER OF A SECURITY, YOU SHOULD UNDERTAKE SUCH INDEPENDENT INVESTIGATION OF MBNA AS IN YOUR JUDGMENT IS APPROPRIATE TO MAKE AN INFORMED DECISION WITH RESPECT TO AN INVESTMENT IN THE UNDERLYING SHARES.

HISTORICAL INFORMATION

     The Underlying Shares are traded on the New York Stock Exchange under the symbol "KRB The following table sets forth the published intra-day high, low and closing prices of the Underlying Shares since 2002. The closing price on May 18, 2005 was $20.85. We obtained the prices listed below from Bloomberg Financial Markets without independent verification. YOU SHOULD NOT TAKE THE HISTORICAL PRICES OF THE UNDERLYING SHARES AS AN INDICATION OF FUTURE PERFORMANCE. NEITHER WE NOR HOLDING CAN GIVE ANY ASSURANCE THAT THE PRICE OF THE UNDERLYING SHARES WILL NOT DECREASE, SUCH THAT WE WILL DELIVER UNDERLYING SHARES AT MATURITY.

                                                                              CLOSING
   PERIOD                                            HIGH          LOW         PRICE
   ------                                          --------     --------      -------
   2002
     First Quarter...............................  $26.3000     $20.5400      $25.7133
     Second Quarter..............................  $26.1333     $20.6667      $22.0467
     Third Quarter...............................  $23.0333     $12.9500      $18.3800
     Fourth Quarter..............................  $22.8000     $15.2500      $19.0200
   2003
     First Quarter...............................  $21.2000     $11.9600      $15.0500
     Second Quarter..............................  $22.6000     $14.5200      $20.8400
     Third Quarter...............................  $25.0700     $20.1400      $22.8000
     Fourth Quarter..............................  $25.5000     $23.0000      $24.8500
   2004
     First Quarter...............................  $29.0500     $24.5200      $27.6300
     Second Quarter..............................  $29.6800     $23.1200      $25.7900
     Third Quarter...............................  $26.3500     $22.3500      $25.2000
     Fourth Quarter..............................  $28.3900     $23.4500      $28.1900
   2005
     First Quarter...............................  $29.0100     $24.0800      $24.5500
     Second Quarter (through May 18, 2005).......  $25.1500     $18.2800      $20.8500

     Neither we nor Holding make any representation as to the amount of dividends, if any, that MBNA will pay in the future. In any event, as a holder of a Security, you will not be entitled to receive dividends, if any, that may be payable on the Underlying Shares.

                           DESCRIPTION OF SECURITIES

     Capitalized terms not defined herein have the meanings given to such terms in the accompanying Prospectus Supplement. The term "Security" refers to each $1,000 principal amount of our 9.25% Reverse Exchangeable Securities due June 8, 2006 linked to the common stock of the Underlying Company and fully and unconditionally guaranteed by Holding.

Principal Amount:.... $____

Underlying Shares.....The common stock of the Underlying Company, par value
                      $0.01 per share.

Underlying Company... MBNA Corporation

Original Issue Date
  (Settlement Date)..

Issue Price.......... 100%

Initial Price........ $          (the closing price per Underlying Share when
                      we priced the Securities on June ~~, 2005) divided by the exchange factor.

Maturity Date........ June 8, 2006

Specified Currency... U.S. Dollars

CUSIP................ 00079FLC4

Denominations........ The Securities may be purchased in denominations of
                      $1,000 and integral multiples thereof.

Form of Securities... The Securities will be represented by a single registered global security, deposited with the Depository Trust Company.

Guarantee............ The payment and delivery obligations of ABN AMRO Bank
                      N.V. under the Securities, when and as they shall become due and payable, whether at maturity or upon acceleration, are fully and unconditionally guaranteed by ABN AMRO Holding N.V.

Interest Rate........ 9.25% per annum, payable semi-annually in arrears on
                      December 8, 2005 and June 8, 2006, which shall represent
                      (a) an interest coupon of 3.73% per annum and (b) an option premium of 5.52% per annum.

Payment at Maturity.. At maturity, we will pay or deliver for each $1,000 principal amount of Securities, either (i) a cash payment equal to $1,000, if the determination price on the determination date of the Underlying Shares is at or above the initial price, or (ii) a number of Underlying Shares equal to the stock redemption amount, if the determination price on the determination date of the Underlying Shares is lower than the initial price. We will pay cash in lieu of delivering fractional Underlying Shares in an amount equal to the corresponding fractional closing price of the Underlying Shares as determined by the calculation agent on the determination date.

Stock Redemption
  Amount............. The calculation agent will determine the stock redemption amount on the determination date by dividing $1,000 by the initial price of the Underlying Shares. The initial price and, consequently, the stock redemption amount may be adjusted for certain corporate events affecting the Underlying Company. The interest payment on the Securities will not be converted into Underlying Shares at maturity.

Determination Date... The third scheduled trading day prior to the maturity date, provided that if such day is not a trading day, or if a market disruption event has occurred on such a trading day, the determination date shall be the immediately succeeding trading day; provided, further, that the determination date shall be no later than the second scheduled trading day preceding the maturity date, notwithstanding the occurrence of a market disruption event on such second scheduled trading day. If there is a market disruption event on such second scheduled trading day, then the calculation agent will determine the value of the Underlying Shares on such trading day as set forth under "--Closing Price" below and, if such procedures are unavailable, using its good faith estimate of the closing price that would have prevailed but for such market disruption event.

Determination Price.. The closing price per Underlying Share on the determination date, as determined by the calculation agent.

Closing Price........ If the Underlying Shares (or any other security for which a closing price must be determined) are listed on a U.S. securities exchange registered under the Exchange Act, are securities of The Nasdaq National Market or are included in the OTC Bulletin Board Service, which we refer to as the OTC Bulletin Board, operated by the National Association of Securities Dealers, Inc., the closing price for one Underlying Share (or one unit of any such other security) on any Trading Day means (i) the last reported sale price, regular way, in the principal trading session on such day on the principal securities exchange on which the Underlying Shares (or any such other security) are listed or admitted to trading or (ii) if not listed or admitted to trading on any such securities exchange or if such last reported sale price is not obtainable (even if the Underlying Shares (or other such security) are listed or admitted to trading on such securities exchange), the last reported sale price in the principal trading session on the over-the-counter market as reported on The Nasdaq National Market or OTC Bulletin Board on such day. If the last reported sale price is not available pursuant to clause (I) or (ii) of the preceding sentence, the closing price for any Trading Day shall be the mean, as determined by the calculation agent, of the bid prices for the Underlying Shares (or any such other security) obtained from as many dealers in such security (which may include AAI or any of our other subsidiaries or affiliates), but not exceeding three, as will make such bid prices available to the calculation agent. A "security of The Nasdaq National Market" shall include a security included in any successor to such system and the term "OTC Bulletin Board Service" shall include any successor service thereto.

Trading Day.......... A day, as determined by the calculation agent, on which trading is generally conducted on the New York Stock Exchange, the American Stock Exchange LLC, the Nasdaq National Market, the Chicago Mercantile Exchange, the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Book Entry Note or
  Certificated Note.. Book Entry

Trustee.............. JPMBNA Chase Bank

Market Disruption
  Event.............. Means, with respect to the Underlying Shares:

                      (i)  either:

                           (x) any suspension of or limitation imposed on trading in the Underlying Shares by the primary exchange therefore or otherwise and whether by reason of movements in price exceeding limits permitted by such exchange or otherwise or by any exchange or quotation system on which trading in futures or options contracts relating the Underlying Shares is executed, or

                           (y) any event (other than an event described in clause (z) below) that disrupts or impairs (as determined by the Calculation Agent) the ability of market participants in general (1) to effect transactions in or obtain market values for the Underlying Shares on the primary exchange therefore or (2) to effect transactions in or obtain market values for futures or options contracts relating to the Underlying Shares on any other exchange, or

                           (z) the closure on any Trading Day of the primary exchange for the Underlying Shares, or any exchange or quotation system on which trading in future or options relating the Underlying Shares is executed, prior to its scheduled closing time unless such earlier closing time is announced by such exchange at least one hour prior to the earlier of (1) the actual closing time for the regular trading session on such exchange on such Trading Day and (2) the submission deadline for orders to be entered into such exchange for execution on such Trading Day; and

                      (ii) a determination by the Calculation Agent in its sole
                           discretion that the event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge with respect to the Securities.

                      For purposes of determining whether a market disruption event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange;
                      (2) a decision to permanently discontinue trading in the relevant futures or options contract will not constitute a market disruption event; (3) limitations pursuant to New York Stock Exchange Inc. Rule 80A (or any applicable rule or regulation enacted or promulgated by the New York Stock Exchange Inc., any other self-regulatory organization or the Commission of similar scope as determined by the calculation agent) on trading during significant market fluctuations shall constitute a suspension, absence or material limitation of trading;
                      (4) a suspension of trading in a futures or options contract on the Underlying Shares by the primary securities market trading in such futures or options, if available, by reason of (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Underlying Shares; and (5) a suspension, absence or material limitation of trading on the primary securities market on which futures or options contracts related to the Underlying Shares are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

                      The calculation agent shall as soon as reasonably practicable under the circumstances notify us, the trustee, the Depository Trust Company and the agents of the existence or occurrence of a market disruption event on any day that but for the occurrence or existence of a market disruption event would have been the determination date.

Exchange Factor...... The exchange factor will be set initially at 1.0, but will be subject to adjustment upon the occurrence of certain corporate events affecting the Underlying Shares. See "Adjustment Events" below.

Adjustment Events.... The exchange factor or the amount paid at maturity will be adjusted as follows:

                      1. If the Underlying Shares are subject to a stock split or reverse stock split, then once such split has become effective, the exchange factor will be adjusted to equal the product of the prior exchange factor and the number of shares issued in such stock split or reverse stock split with respect to one Underlying Share.

                      2. If the Underlying Shares are subject (i) to a stock dividend (issuance of additional Underlying Shares) that is given ratably to all holders of the Underlying Shares or (ii) to a distribution of the Underlying Shares as a result of the triggering of any provision of the corporate charter of the Underlying Company, in each case other than a stock split described in paragraph 1, then once the dividend has become effective and the Underlying Shares are trading ex-dividend, the exchange factor will be adjusted so that the new exchange factor shall equal the prior exchange factor plus the product of (i) the number of shares issued with respect to one Underlying Share and (ii) the prior exchange factor.

                      3. There will be no adjustments to the exchange factor to reflect cash dividends or other distributions paid with respect to the Underlying Shares other than Extraordinary Dividends as described below (except that distributions described in paragraph 2 above shall not be subject to this paragraph 3). A cash dividend or other distribution with respect to the Underlying Shares will be deemed to be an "Extraordinary Dividend" if such dividend or other distribution exceeds the immediately preceding non-Extraordinary Dividend for the Underlying Shares by an amount equal to at least 10% of the closing price of the Underlying Shares (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) on the trading day preceding the ex-dividend date for the payment of such Extraordinary Dividend (the "ex-dividend date"). If an Extraordinary Dividend occurs with respect to the Underlying Shares, the exchange factor with respect to the Underlying Shares will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new exchange factor will equal the product of (i) the then current exchange factor and (ii) a fraction, the numerator of which is the closing price on the trading day preceding the ex-dividend date, and the denominator of which is the amount by which the closing price on the trading day preceding the ex-dividend date exceeds the

                           Extraordinary Dividend Amount. The "Extraordinary Dividend Amount" with respect to an Extraordinary Dividend for the Underlying Shares will equal (i) in the case of cash dividends or other distributions that constitute regular dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for the Underlying Shares or (ii) in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per share of such Extraordinary Dividend. To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent, whose determination shall be conclusive. A distribution on the Underlying Shares described in clause (i), clause (iv) or clause (v) of paragraph 5 below that also constitutes an Extraordinary Dividend shall not cause an adjustment to the exchange factor pursuant to this paragraph 3.

                      4. If the Underlying Company issues rights or warrants to all holders of the Underlying Shares to subscribe for or purchase the Underlying Shares at an exercise price per share less than the closing price of the Underlying Shares on both (i) the date the exercise price of such rights or warrants is determined and
                           (ii) the expiration date of such rights or warrants, and if the expiration date of such rights or warrants precedes the maturity of the Securities, then the exchange factor will be adjusted to equal the product of the prior exchange factor and a fraction, the numerator of which shall be the number of Underlying Shares outstanding immediately prior to the issuance of such rights or warrants plus the number of additional Underlying Shares offered for subscription or purchase pursuant to such rights or warrants and the denominator of which shall be the number of Underlying Shares outstanding immediately prior to the issuance of such rights or warrants plus the number of additional Underlying Shares which the aggregate offering price of the total number of Underlying Shares so offered for subscription or purchase pursuant to such rights or warrants would purchase at the closing price on the expiration date of such rights or warrants, which shall be determined by multiplying such total number of shares offered by the exercise price of such rights or warrants and dividing the product so obtained by such closing price.

                      5. If a Reorganization Event (as defined below) occurs, each holder of Securities will receive at maturity, in respect of each $1,000 principal amount of each Security, the lesser of: (i) $1,000 in cash or (ii) Exchange Property (as defined below) in an amount with a value equal to the product of the stock redemption amount TIMES the Transaction Value (as defined below). In the case of a Reorganization Event that is the result of any issuance of tracking stock by the Underlying Company or a Spin-off Event (as defined below), we may, in lieu of clause (ii) above, elect to deliver Exchange Property consisting solely of the reclassified Underlying Shares (in the case of an issuance of tracking stock) or the Underlying Shares with respect to which the spun-off security was issued (in the case of a Spin-off Event) and pay the cash value of such tracking stock or spun-off security as of the determination date. If we elect to deliver cash pursuant to the immediately preceding sentence, we will provide notice to holders of Securities as soon as practicable after the date of such Reorganization Event.

                                "Reorganization Event" means (i) there has occurred any reclassification or change with respect to the Underlying Shares, including, without limitation, as a result of the issuance of any tracking stock by the Underlying Company; (ii) the Underlying Company or any surviving entity or subsequent surviving entity of the Underlying Company (an "Underlying Company Successor") has been subject to a merger, combination or consolidation and is not the surviving entity; (iii) any statutory exchange of securities of the Underlying Company or any Underlying Company Successor with another corporation occurs (other than pursuant to clause (ii) above); (iv) the Underlying Company is liquidated; (v) the Underlying Company issues to all of its shareholders equity securities of an issuer other than the Underlying Company (other than in a transaction described in clauses (ii),
                                (iii) or (iv) above) (a "Spin-off Event"); or
                                (vi) a tender or exchange offer or
                                going-private transaction is consummated for all the outstanding Underlying Shares.

                                "Exchange Property" means securities, cash or any other assets distributed to holders of the Underlying Shares in any Reorganization Event, including, in the case of the issuance of tracking stock, the reclassified Underlying Shares and, in the case of a Spin-off Event, the Underlying Shares with respect to which the spun-off security was issued.

                                "Transaction Value", at any date, means (i) for any cash received in any such Reorganization Event, the amount of cash received per Underlying Share; (ii) for any property other than cash or securities received in any such Reorganization Event, the market value, as determined by the calculation agent, as of the date of receipt, of such Exchange Property received for each Underlying Share; and (iii) for any security received in any such Reorganization Event (including, in the case of the issuance of tracking stock, the reclassified Underlying Shares and, in the case of a Spin-off Event, the Underlying Shares with respect to which the spun-off security was issued), an amount equal to the closing price, as of the determination date, per share of such security multiplied by the quantity of such security received for each underlying Share.

                           If Exchange Property consists of more than one type of property, holders of Securities will receive at maturity a pro rata share of each such type of Exchange Property in proportion to the quantity of such Exchange Property received in respect of each Underlying Share. If Exchange Property includes a cash component, holders will not receive any interest accrued on such cash component. In the event Exchange Property consists of securities, those securities will, in turn, be subject to the antidilution adjustments set forth in paragraphs 1 through 5.

                           For purposes of this paragraph 5, in the case of a consummated tender or exchange offer or going-private transaction involving Exchange Property of a particular type, Exchange Property shall be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to such Exchange Property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

                      With respect to paragraph 1 through 5 above, no adjustments to the exchange factor will be required unless such adjustment would require a change of at least 0.1% in the exchange factor then in effect. The exchange factor resulting from any of the adjustments specified above will be rounded to the nearest one hundred-thousandth with five one-millionths being rounded upward.

                      No adjustments to the exchange factor or method of calculating the exchange factor will be required other than those specified above. However, we may, at our sole discretion, cause the calculation agent to make additional changes to the exchange factor upon the occurrence of corporate or other similar events that affect or could potentially affect market prices of, or shareholders' rights in, the Underlying Shares (or other Exchange Property) but only to reflect such changes, and not with the aim of changing relative investment risk. The adjustments specified above do not cover all events that could affect the market price or the closing price of the Underlying Shares, including, without limitation, a partial tender or partial exchange offer for the Underlying Shares.

                      The calculation agent shall be solely responsible for the determination and calculation of any adjustments to the exchange factor or method of calculating the exchange factor and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any Reorganization Event described in paragraph 5 above, and its determinations and calculations with respect thereto shall be conclusive.

                      The calculation agent will provide information as to any adjustments to the exchange factor or method of calculating the exchange factor upon written request by any holder of the Securities.

Alternate Exchange
  Calculation in case
  of an Event of
  Default............ In case an Event of Default with respect to the
                      Securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of any Security shall be determined by AAI, as calculation agent, and shall be equal to the principal amount of the Security plus any accrued interest to, but not including, the date of acceleration.

Calculation Agent.... AAI. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.

Additional Amounts... Subject to certain exceptions and limitations described in "Series A Notes Offered on a Global Basis -- Payment of Additional

                      Amounts" in the accompanying Prospectus Supplement, we will pay such additional amounts to holders of the Securities as may be necessary in order that the net payment of the principal of the Securities and any other amounts payable on the Securities, after withholding for or on account of any present or future tax, assessment or governmental charge imposed upon or as a result of such payment by The Netherlands (or any political subdivision or taxing authority thereof or therein) or the jurisdiction of residence or incorporation of any successor corporation (other than the United States), will not be less than the amount provided for in the Securities to be then due and payable.

Book entry........... The indenture for the Securities permits us at anytime and in our sole discretion to decide not to have any of the Securities represented by one or more registered global securities. DTC has advised us that, under its current practices, it would notify its participants of our request, but will only withdraw beneficial interests from the global security at the request of each DTC participant.


                                USE OF PROCEEDS

     The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the Securities. The issue price of the Securities includes the selling agents' commissions (as shown on the cover page of the accompanying Prospectus Supplement) paid with respect to the Securities and the cost of hedging our obligations under the Securities. The cost of hedging includes the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates' control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss. See also "Risk Factors--The Inclusion of Commissions and Cost of Hedging in the Issue Price is Likely to Adversely Affect Secondary Market Prices" and "Potential Conflicts of Interest; No Security Interest in the Underlying Shares Held by Us" and "Plan of Distribution" in this Pricing Supplement and "Use of Proceeds" in the accompanying Prospectus.

                                 ERISA MATTERS

     Holding, the Bank and certain of our affiliates, including AAI, may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code") with respect to many "employee benefit plans" (as defined in Section 3(3) of ERISA) subject to ERISA, including entities such as collective and commingled funds and accounts whose underlying assets include the assets of such plans, and with respect to plans that are not subject to ERISA but which are subject to Section 4975 of the Code, such as individual retirement accounts (collectively, "Plans"). Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of Plans and "parties in interest" or "disqualified persons" with respect to such Plans, unless a statutory or administrative exemption is applicable to the transaction. Prohibited transactions may arise, for example, if the Securities are acquired by or with the assets of a Plan with respect to which AAI or any of its affiliates is a "party in interest" or "disqualified person" by reason of being a service provider to such Plan, unless the Securities are acquired pursuant to an exemption from the prohibited transaction rules. Certain benefit plans, such as government sponsored plans and certain non-U.S. plans are not subject to the prohibited transaction rules of ERISA and the Code, but may be subject to other prohibitions under applicable laws and rules.

     The acquisition of the Securities may be eligible for one of the exemptions noted below if such acquisition:

     (a) (i) is made solely with the assets of a bank collective investment fund and (ii) satisfies the requirements and conditions of Prohibited Transaction Class Exemption ("PTCE") 91-38 issued by the Department of Labor ("DOL");

     (b) (i) is made solely with assets of an insurance company pooled separate account and (ii) satisfies the requirements and conditions of PTCE 90-1 issued by the DOL;

     (c) (i) is made solely with assets managed by a qualified professional asset manager and (ii) satisfies the requirements and conditions of PTCE 84-14 issued by the DOL;

     (d) is made solely with assets of a governmental plan (as defined in Section 3(32) of ERISA) which is not subject to the provisions of Section 406 of ERISA or Section 4975 of the Code (or any similar prohibitions);

     (e) (i) is made solely with assets of an insurance company general account and (ii) satisfies the requirements and conditions of PTCE 95-60 issued by the DOL; or

     (f) (i) is made solely with assets managed by an in-house asset manager and (ii) satisfies the requirements and conditions of PTCE 96-23 issued by the DOL.

     Certain benefit plans, such as government sponsored plans and certain non-U.S. plans are not subject to the prohibited transaction rules of ERISA and the Code, but may be subject to other prohibitions under applicable laws and rules.

     Each purchaser and holder of the Securities or any interest therein will be deemed to represent by its purchase and holding thereof, as of the date of its acquisition of the Securities or an interest therein through the date that it ceases to hold any interest in the Securities, that: (a) it is not a Plan, or an entity whose underlying assets include plan assets by reason of any Plan's investment in the entity, and is not purchasing or holding the Securities on behalf of or with the assets of any Plan or any benefit plan subject to prohibitions similar to those of Section 406 of ERISA or Section 4975 of the Code or (b) its purchase, holding and transfer of the Securities will not give rise to a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or any similar applicable laws or rules.

     Under ERISA, the assets of a Plan may include assets held in the general account of an insurance company that has issued an insurance policy to such Plan or assets of an entity in which the Plan has invested. If you are a Plan or are considering investing Plan assets in the Securities, you should consult your legal advisor regarding the application of ERISA and the Code. Each purchaser bears exclusive responsibility for ensuring that its purchase and holding of the Securities does not involve a violation of ERISA or any similar laws.

                                    TAXATION

     The following summary is a general description of certain United States and Dutch tax considerations relating to the ownership and disposition of Securities. It does not purport to be a complete analysis of all tax considerations relating to the Securities. Prospective purchasers of Securities should consult their tax advisors as to the consequences of acquiring, holding and disposing of Securities under the tax laws of the country of which they are resident for tax purposes as well as under the laws of any state, local or foreign jurisdiction. This summary is based upon the law as in effect on the date of this Pricing Supplement and is subject to any change in law that may take effect after such date.

UNITED STATES FEDERAL INCOME TAXATION

     The following discussion is based on the advice of Davis Polk & Wardwell, our special tax counsel ("Tax Counsel"), and is a general discussion of the principal U.S. federal income tax consequences to U.S. Holders (as defined below) who purchase the Securities at initial issuance for the stated principal amount and who will hold the Securities and each Component (as defined below) as capital assets within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the "Code").

     This summary is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury Regulations, changes to any of which subsequent to the date of this Pricing Supplement may affect the tax consequences described in this discussion, possibly with retroactive effect. This summary does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your individual circumstances or if you are subject to special treatment under the U.S. federal income tax laws (e.g., certain financial institutions, tax-exempt organizations, dealers in options or securities, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar or persons who hold Securities as a part of a hedging transaction, straddle, conversion or other integrated transaction).

     As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

     As used herein, you are a "U.S. Holder" if you are an owner of Securities and are, for U.S. federal income tax purposes:

     o    a citizen or resident of the United States;

     o a corporation organized under the laws of the United States or any political subdivision thereof; or

     o an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

     If a partnership invests in Securities, the tax treatment of a partner will generally depend on the status of the partner and on the activities of the partnership. Partners in a partnership that invests in Securities are urged to consult their own tax advisors about the consequences of the investment.

GENERAL

     Pursuant to the terms of the Securities, we and every holder of a Security agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize each Security for all U.S. tax purposes as consisting of the following components (the "Components"):

     o a put option (the "Put Option") that requires the holder of the Security to buy the Underlying Shares from us for an amount equal to the Deposit (as defined below) if the Determination Price is lower than the Initial Price; and

     o a deposit with us of cash, in an amount equal to the principal amount of a Security (the "Deposit"), to secure the holder's potential obligation to purchase the Underlying Shares.

     Under this characterization, a portion of the stated interest payments on a Security is treated as interest on the Deposit, and the remainder is treated as attributable to the holder's sale of the Put Option to us (the "Put Premium"). Based on our judgment as to, among other things, our normal borrowing cost and the value of the Put Option, we have determined that a portion of the semi-annual payments equaling 3.73%, on an annualized basis, of the stated principal amount of a Security constitutes interest on the Deposit and the remainder constitutes Put Premium.

     The treatment of the Securities and our allocation described above are not binding on the U.S. Internal Revenue Service (the "IRS") or the courts. No statutory, judicial or administrative authority directly addresses the characterization of the Securities or instruments similar to the Securities for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to the Securities.

     TAX COUNSEL HAS ADVISED US THAT IT IS REASONABLE TO ADOPT THE TREATMENT OF THE SECURITIES DESCRIBED ABOVE. NONETHELESS, TAX COUNSEL IS UNABLE TO RENDER AN OPINION AS TO WHETHER SUCH TREATMENT WILL BE RESPECTED DUE TO THE ABSENCE OF AUTHORITIES THAT DIRECTLY ADDRESS INSTRUMENTS SIMILAR TO THE SECURITIES. SIGNIFICANT ASPECTS OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE NOT CERTAIN, AND NO ASSURANCE CAN BE GIVEN THAT THE IRS OR A COURT WILL AGREE WITH THE CHARACTERIZATION AND TAX TREATMENT DESCRIBED IN THIS DISCUSSION. ACCORDINGLY, YOU ARE URGED TO CONSULT YOUR TAX ADVISORS REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES (INCLUDING ALTERNATIVE CHARACTERIZATIONS OF THE SECURITIES) AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION. UNLESS OTHERWISE STATED, THE FOLLOWING DISCUSSION ASSUMES THE TREATMENT AND ALLOCATION DESCRIBED ABOVE WILL BE RESPECTED.

TAX CONSEQUENCES TO U.S. HOLDERS

     Assuming the characterization of the Securities and the allocation as set forth above, the following U.S. federal income tax consequences should result to you if you are a U.S. Holder.

     SEMI-ANNUAL PAYMENTS ON THE SECURITIES. The Deposit will be treated as a short-term obligation for U.S. federal income tax purposes. Under the applicable U.S. Treasury Regulations, the Deposit will be treated as being issued at a discount, the amount of which will equal the portion of the semi-annual payments that is attributable to interest on the Deposit. If you are a cash method taxpayer, you will not be required to include the accrued discount currently in income for U.S. federal income tax purposes unless you elect to do so. If you are a cash method taxpayer and do not make this election, you should include the portion of the semi-annual payments on the Securities attributable to the Deposit as ordinary income upon their receipt. If you are a cash method taxpayer and make the election or are one of certain other types of taxpayers, including an accrual method taxpayer, you will be required to include the discount in income as it accrues on a straight-line basis, unless you make an election to accrue the discount according to a constant yield method based on daily compounding.

     If you are not required and do not make the election to include the discount in income on an accrual basis, you will be required to defer deductions for any interest paid on indebtedness incurred to purchase or carry the Securities in an amount not exceeding the accrued discount on the Deposit until such discount is included in income. Any gain you realize on the Deposit upon the sale, exchange or retirement of the Securities will be ordinary income to the extent of the discount accrued on a straight-line basis (or, if elected, according to a constant yield method based on daily compounding) but not previously included in income through the date of sale, exchange or retirement.

     Receipt of the Put Premium will not be taxable to you upon receipt.

     EXERCISE OR EXPIRATION OF THE PUT OPTION. If the Put Option expires unexercised (I.E., a cash payment of the principal amount of the Securities is made to you at maturity), you will recognize in respect of the Put Option short term capital gain equal to the total Put Premium received.

     In the event that the Put Option is exercised (I.E., the final payment on the Securities is paid in Underlying Shares), you will not recognize any gain or loss in respect of the Put Option (other than in respect of cash received in lieu of fractional shares), and you will have an adjusted tax basis in any Underlying Shares received equal to:

     o    the Deposit minus

     o    the total Put Premium received.

     Your holding period for any Underlying Shares you receive will start on the day after the delivery of the Underlying Shares.

     In the event that we deliver cash in lieu of fractional Underlying Shares, you will generally recognize a short-term capital gain or loss in an amount equal to the difference between:

     o    the amount of cash you receive in respect of the fractional shares;
          and

     o your basis in such shares, determined by allocating your total adjusted basis in the Underlying Shares between the amount of cash received and the relative fair market value of the Underlying Shares actually received.

     SALE OR EXCHANGE OF THE SECURITIES. Upon a sale of your Securities for cash, you will be required to apportion the amount you receive between the Deposit and the Put Option on the basis of their respective values on the date of sale. You will generally recognize gain or loss with respect to the Deposit in an amount equal to the difference between:

     o    the amount you receive that is apportioned to the Deposit; and

     o your adjusted basis in the Deposit (which will generally be equal to the principal amount of your Securities increased by the amount of any income you have recognized in connection with the Deposit and decreased by the amount of any payments made to you with respect to the Deposit).

     Except to the extent attributable to accrued discount on the Deposit, which will be taxed as described above under "Semi-annual Payments on the Securities," such gain or loss will be short-term capital gain or loss. The amount of cash that you receive that is apportioned to the Put Option (together with the total Put Premium previously received) will be treated as short-term capital gain. If the value of the Deposit on the date of the sale of your Securities is in excess of the amount you receive upon such sale, you will be treated as having made a payment to the purchaser equal to the amount of such excess in exchange for the purchaser's assumption of your rights and obligations under the Put Option. In such a case, you will recognize short-term capital gain or loss in an amount equal to the difference between the total Put Premium you previously received in respect of the Put Option and the amount of the deemed payment made by you with respect to the assumption of the Put Option. The amount of the deemed payment will also be treated as an amount received in connection with the Deposit in determining your gain or loss in respect of the Deposit.

POSSIBLE ALTERNATIVE TAX TREATMENTS OF AN INVESTMENT IN THE SECURITIES

     Due to the absence of authorities that directly address the proper tax treatment of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and treatment described above. A successful assertion of an alternate characterization of the Securities by the IRS could affect the timing and the character of any income or loss with respect to the Securities. It is possible, for instance, that the entire coupon on the Securities could be treated as giving rise to ordinary income. Accordingly, you are urged to consult your own tax advisors regarding the U.S. federal income tax consequences of an investment in the Securities.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     You may be subject to information reporting on the amounts paid to you, unless you provide proof of an applicable exemption. You may be subject to backup withholding on the amounts paid to you unless you provide your taxpayer identification number and otherwise comply with applicable requirements of the backup withholding rules, or otherwise provide proof of an applicable exemption. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is furnished to the IRS.

TAX TREATMENT OF THE SECURITIES TO NON-U.S. HOLDERS

If you are not a U.S. Holder, you will not be subject to U.S. withholding tax with respect to payments on your Securities but you will be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Securities unless you comply with certain certification and identification requirements as to your foreign status or an exception to the information reporting and backup withholding rules otherwise applies.

DUTCH TAX CONSIDERATIONS

     THE FOLLOWING IS A GENERAL SUMMARY OF THE DUTCH TAXES DISCUSSED AS AT THE DATE HEREOF IN RELATION TO PAYMENTS MADE UNDER THE SECURITIES. IT IS NOT EXHAUSTIVE AND HOLDERS OF THE SECURITIES WHO ARE IN DOUBT AS TO THEIR TAX POSITION SHOULD CONSULT THEIR PROFESSIONAL ADVISERS.

DUTCH RESIDENT HOLDERS

     Holders who are individuals and are resident or deemed to be resident in The Netherlands, or who have elected to be treated as a Dutch resident holder for Dutch tax purposes, are subject to Dutch income tax on a deemed return regardless of the actual income derived from a Security or gain or loss realized upon disposal or redemption of a Security, provided that the Security is a portfolio investment and is not held in the context of any business or substantial interest. The deemed return amounts to 4% of the average value of the holder's net assets in the relevant fiscal year (including the Securities) and is taxed at a flat rate of 30%.

     Corporate holders that are resident or deemed to be resident in The Netherlands, without being exempt from Dutch corporate tax, will be subject to Dutch corporate tax on all income and gains realized in connection with the Securities.

NON-DUTCH RESIDENT HOLDERS

     Non-Dutch resident holders normally will not be subject to Dutch income or corporate taxation with respect to income or capital gains realized in connection with a Security, unless there is a specific connection with The Netherlands, such as an enterprise or part thereof which is carried on through a permanent establishment in The Netherlands or a substantial interest or deemed substantial interest in us.

     A holder will not become resident or deemed to be resident in The Netherlands by reason only of the holding of a Security.

REGISTRATION TAXES, STAMP DUTY, ETC.

     There is no Dutch registration tax, capital tax, customs duty, stamp duty or any other similar tax or duty payable by the holder in The Netherlands in connection with the Securities.

WITHHOLDING TAX

     All payments by us to the holder in respect of the Securities can be made free of any Dutch withholding tax.

                              PLAN OF DISTRIBUTION

     In addition to ABN AMRO Financial Services, Inc. ("AAFS"), we have appointed ABN AMRO Incorporated ("AAI") as agent for this offering. The agents have agreed to use reasonable efforts to solicit offers to purchase the Securities.

     AAI and AAFS are wholly owned subsidiaries of the Bank. AAI and AAFS will conduct this offering in compliance with the requirements of Rule 2720 of the National Association of Securities Dealers, Inc., which is commonly referred to as the NASD, regarding an NASD member firm's distributing the securities of an affiliate. When the distribution of the Securities is complete, AAI and AAFS may offer and sell those Securities in the course of their business as broker-dealers. AAI and AAFS may act as principals or agents in those transactions and will make any sales at prevailing secondary market prices at the time of sale. AAI and AAFS may use this Pricing Supplement and the accompanying Prospectus and Prospectus Supplement in connection with any of those transactions. AAI and AAFS are not obligated to make a market in the Securities and may discontinue any purchase and sale activities with respect to the Securities at any time without notice.

     To the extent the total aggregate principal amount of the Securities being offered by this Pricing Supplement is not purchased by investors in the offering, one or more of our affiliates has agreed to purchase the unsold portion, which shall not exceed approximately 10% of the total aggregate principal amount of the Securities, and to hold such Securities for investment for a period of at least 30 days. See "Holding of the Securities by our Affiliates and Future Sales" under the heading "Risk Factors"

===============================================================================

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PRICING SUPPLEMENT, THE PROSPECTUS SUPPLEMENT AND THE PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT OR ADDITIONAL INFORMATION. WE ARE OFFERING TO SELL THESE SECURITIES AND SEEKING OFFERS TO BUY THESE SECURITIES ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. NEITHER THE DELIVERY OF THIS PRICING SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND PROSPECTUS, NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF ABN AMRO BANK N.V. OR ABN AMRO HOLDING N.V. SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.

-------------------------------------------------------------------------------
TABLE OF CONTENTS

PRICING SUPPLEMENT

                                                   PAGE
                                                   ----
Summary of Pricing Supplement................       PS-3
Risk Factors.................................       PS-7
Hypothetical Sensitivity Analysis of Total
  Return of the Securities at Maturity.......      PS-11
Incorporation of Documents by Reference......      PS-12
Public Information Regarding the Underlying
  Shares.....................................      PS-13
Description of Securities....................      PS-15
Use of Proceeds..............................      PS-22
ERISA Matters................................      PS-22
Taxation.....................................      PS-23
Plan of Distribution.........................      PS-27

PROSPECTUS SUPPLEMENT

                                                   PAGE
                                                   ----
About This Prospectus Supplement.............        S-2
Foreign Currency Risks.......................        S-3
Description of Notes.........................        S-5
The Depositary...............................       S-23
Series A Notes Offered on a Global Basis.....       S-24
United States Federal Taxation...............       S-29
Taxation in The Netherlands..................       S-36
Plan of Distribution.........................       S-37
Legal Matters................................       S-39

PROSPECTUS

                                                   PAGE
                                                   ----
About This Prospectus........................          2
Where You Can Find Additional Information....          3
Consolidated Ratio of Earnings to Fixed
  Charges....................................          5
ABN AMRO Bank N.V............................          6
ABN AMRO Holding N.V.........................          6
Use of Proceeds..............................          7
Description of Debt Securities...............          8
Forms of Securities..........................         14
Plan of Distribution.........................         17
Legal Matters................................         19
Experts......................................         19
ERISA Matters for Pension Plans
  and Insurance Companies....................         19

===============================================================================

===============================================================================




                               ABN AMRO BANK N.V.

                                     $____

                    FULLY AND UNCONDITIONALLY GUARANTEED BY
                             ABN AMRO HOLDING N.V.




                     9.25% REVERSE EXCHANGEABLE SECURITIES
                                DUE JUNE 8, 2006
                                   LINKED TO
                                COMMON STOCK OF
                                MBNA CORPORATION




                               PRICING SUPPLEMENT
                              (TO PROSPECTUS DATED
                             SEPTEMBER 17, 2003 AND
                             PROSPECTUS SUPPLEMENT
                           DATED SEPTEMBER 18, 2003)




                       ABN AMRO FINANCIAL SERVICES, INC.

                             ABN AMRO INCORPORATED




===============================================================================